Exhibit 15.2

9/F, Office Tower C1, Oriental Plaza, 1 East Chang An Avenue Beijing 100738, P. R. China Tel: +86 10 8525 5500 Fax: +86 10 6525 5511 / 8525 5522 Beijing · Shanghai · Shenzhen · Hong Kong www.hankunlaw.com

Consent of Han Kun Law Offices

To:

KE Holdings Inc.

Oriental Electronic Technology Building

No. 2 Chuangye Road

Haidian District, Beijing 100086

People’s Republic of China

Date: April 19, 2022

Dear Sirs,

We hereby consent to the reference of our name under the heading “Item 3. Key Information—D. Risk Factors” and “Item 10. Additional Information—E. Taxation” in KE Holdings Inc.’s Annual Report on Form 20-F for the year ended December 31, 2021 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2022, and further consent to the incorporation by reference in KE Holdings Inc.’s Registration Statement on Form S-8 (File No. 333-254262) of the summary of our opinion under the headings “Item 3. Key Information—D. Risk Factors” and “Item 10. Additional Information—E. Taxation” in this Annual Report. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ HAN KUN LAW OFFICES

HAN KUN LAW OFFICES

CONFIDENTIALITY.   This document contains confidential information which may be protected by privilege from disclosure. Unless you are the intended or authorised recipient, you shall not copy, print, use or distribute it or any part thereof or carry out any act pursuant thereto and shall advise Han Kun Law Offices immediately by telephone, e-mail or facsimile and return it promptly by mail. Thank you.